EXHIBIT 99.2






FOR IMMEDIATE RELEASE         Contact:  Joe Winn, Chief Financial Officer or
                              Bruce Danziger, Director of Investor Relations


                    AMERICAN RADIO SYSTEMS ACQUIRES WBGR-AM,
                               BALTIMORE, MARYLAND


Boston, Massachusetts -- June 4, 1996 -- American Radio Systems Corporation (NASDAQ: AMRD) announced today that it has signed a purchase and sale agreement to acquire radio station WBGR-AM in Baltimore from Mortenson Broadcasting Company. The station will be acquired for approximately $2,775,000. Consummation of the transaction is subject to the approval of the Federal Communications Commission. American Radio Systems currently owns WQSR-FM and WBMD-AM in Baltimore.

Joe Winn, American's Chief Financial Officer, stated, "We look forward to welcoming WBGR-AM to the American team in Baltimore."

Mortenson Broadcasting Company intends to use the proceeds from the sale to acquire additional stations through a tax-free exchange.

Tom Gammon of American Radio Brokers acted as the broker in this transaction.

American Radio Systems Corporation began trading shares publicly in June, 1995 on NASDAQ. The Company owns and/or manages twenty-five FM and eleven AM stations in Boston, Baltimore, Sacramento, Hartford, Las Vegas, Austin, Buffalo, West Palm Beach, Rochester and Dayton. The Company also has options and/or agreements to buy additional radio stations in Portland, Sacramento, Hartford, Las Vegas, San Jose, Buffalo, West Palm Beach, Rochester, Fresno, Omaha and Dayton.